Exhibit 99.1

Marathon Petroleum Corporation Reports Second-Quarter 2014 Results

•	Reported second-quarter earnings of $855 million ($2.95 per diluted share)

•	Increased dividend 19 percent, to $0.50 per share

•	Executed $459 million of share repurchases during second quarter and increased share repurchase authorization by $2 billion

•	Exercised option to acquire 35 percent interest in Southern Access Extension pipeline project

FINDLAY, Ohio, July 31, 2014 – Marathon Petroleum Corporation (NYSE: MPC) today reported 2014 second-quarter earnings of $855 million, or $2.95 per diluted share, compared with $593 million, or $1.83 per diluted share, for the second quarter of 2013. Second-quarter 2014 earnings included pretax pension settlement expenses of $5 million, compared with $60 million for the second quarter of 2013.

“We had an outstanding quarter, with our focus on top-tier operational performance across the MPC refining, marketing and transportation system continuing to yield excellent results,” said President and CEO Gary R. Heminger. “Our integrated system operated very well, enabling us to efficiently meet consumers’ needs and capture higher product price realizations in the markets where we do business.

“I’m especially pleased with our smooth ramp-up following the largest combined turnaround activity in our history, which we executed in the first quarter,” added Heminger, “and the tremendous response by our team in Garyville, La., to bring the facility back on line quickly after it was hit by a tornado in late May.”

Heminger noted that balancing return of capital to shareholders with investments in the business remains a priority. MPC purchased $459 million of its shares in the second quarter. On July 30, the MPC board of directors authorized up to an additional $2 billion of share repurchases through July 2016 and increased the quarterly dividend to $0.50 per share. During the 12 months ended June 30, MPC returned $3.1 billion of capital to shareholders, representing a yield against average share price of 13.5 percent.

“We also have made excellent progress on our strategic priority of growing our higher-valued, stable cash-flow businesses as we continue returning capital to shareholders,” said Heminger. In the midstream, he noted that MPC recently exercised its option to acquire a 35 percent ownership interest in Enbridge Inc.’s Southern Access Extension pipeline project. This investment positions MPC as an equity owner in a system that will increase MPC’s access to crude oil from an important region for North American production. The Southern Access Extension pipeline is expected to be in service mid-2015. MPC expects to invest approximately $295 million in the pipeline project.

On the retail side, Heminger said MPC has received notice that the Federal Trade Commission has concluded its review of the acquisition of Hess Retail Holdings LLC by MPC subsidiary Speedway LLC, which continues to prepare for a closing later this year. The company anticipates the acquisition will be a source of long-term value to MPC, resulting in Speedway growing to more than 2,700 stores in 23 states, and also adding transport operations and shipper history on various pipelines.

Segment Results

Total income from operations was $1.37 billion in the second quarter of 2014, compared with $960 million in the second quarter of 2013.

	Three Months Ended
	June 30
(In millions)	2014	2013
Income from Operations by Segment
Refining & Marketing	$1,260	$903
Speedway	94	123
Pipeline Transportation	81	58
Items not allocated to segments:
Corporate and other unallocated items	(61)	(64)
Pension settlement expenses	(5)	(60)

Income from operations	$1,369	$960

Refining & Marketing

Refining & Marketing segment income from operations was $1.26 billion in the second quarter of 2014, compared with $903 million in the second quarter of 2013. The increase was primarily due to more favorable net product price realizations and a higher U.S. Gulf Coast crack spread, partially offset by a narrower West Texas Intermediate/Light Louisiana Sweet (WTI/LLS) crude oil differential and a lower Chicago crack spread. The company believes the second-quarter 2013 product price realizations compared to spot market values were negatively impacted by volatility in the Chicago market and effects of the Renewable Fuel Standard. The Gulf Coast LLS 6-3-2-1 crack spread in the second quarter of 2014 increased by $2.55 per barrel compared to the second quarter of 2013. The WTI/LLS crude oil differential narrowed by $8.09 per barrel and the Chicago 6-3-2-1 crack spread decreased by $2.72 per barrel when compared to the second quarter of 2013.

Speedway

Speedway segment income from operations was $94 million in the second quarter of 2014, compared with $123 million in the second quarter of 2013. Speedway’s merchandise sales, as well as the margin percentage realized on those sales, were higher in the second quarter of 2014 compared to the second quarter of 2013. Speedway experienced a lower gasoline and distillate gross margin and higher operating expenses associated with an increase in the number of Speedway stores compared to 2013. The gasoline and distillate gross margin per gallon decreased 4.56 cents, from 17.38 cents in the second quarter of 2013 to 12.82 cents in the second quarter of 2014.

Pipeline Transportation

Pipeline Transportation segment income from operations, including 100 percent of MPLX LP’s operations, was $81 million in the second quarter of 2014, compared with $58 million for the second quarter of 2013. The increase was primarily due to higher pipeline transportation revenue and equity affiliate income associated with MPC’s investment in LOOP LLC.

Items Not Allocated to Segments

Corporate and other unallocated expenses of $61 million in the second quarter of 2014 were consistent with the second quarter of 2013. During the second quarter of 2014, MPC recorded pretax pension settlement expenses of $5 million resulting from the level of employee lump-sum retirement distributions occurring in 2014, compared with $60 million of pretax pension settlement expenses in the second quarter of 2013.

Strong Financial Position and Liquidity

On June 30, the company had $2.1 billion in cash and cash equivalents, an unused $2.5 billion revolving credit agreement and a $1.3 billion unused trade receivables securitization facility. The company’s credit facilities and cash position should provide it with sufficient flexibility to meet its day-to-day operational needs and continue its balanced approach to investing in the business and returning capital to shareholders. As of June 30, the company’s strong financial position was reflected by its debt-to-total capital ratio of 25 percent.

Conference Call

At 10 a.m. EDT today, MPC will hold a webcast and conference call to discuss the reported results and provide an update on company operations. Interested parties may listen to the conference call on MPC’s website at http://www.marathonpetroleum.com by clicking on the “2014 Second-Quarter Financial Results” link. Replays of the conference call will be available on the company’s website through Wednesday, Aug. 13. Financial information, including the earnings release and other investor-related material, will also be available online prior to the webcast and conference call at http://ir.marathonpetroleum.com in the Quarterly Investor Packet and Earnings Capsule.

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About Marathon Petroleum Corporation

MPC is the nation’s fourth-largest refiner, with a crude oil refining capacity of approximately 1.7 million barrels per calendar day in its seven-refinery system. Marathon brand gasoline is sold through approximately 5,300 independently owned retail outlets across 19 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation’s fourth-largest convenience store chain, with approximately 1,490 convenience stores in nine states. MPC also owns, leases or has ownership interests in approximately 8,300 miles of pipeline. Through subsidiaries, MPC owns the general partner of MPLX LP, a midstream master limited partnership. MPC’s fully integrated system provides operational flexibility to move crude oil, feedstocks and petroleum-related products efficiently through the company’s distribution network in the Midwest, Southeast and Gulf Coast regions. For additional information about the company, please visit our website at http://www.marathonpetroleum.com.

Investor Relations Contacts:

Beth Hunter (419) 421-2559

Geri Ewing (419) 421-2071

Media Contacts:

Angelia Graves (419) 421-2703

Jamal Kheiry (419) 421-3312

References to Earnings

References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. These forward-looking statements relate to, among other things, MPC’s expectations, estimates and projections concerning MPC business and operations. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond MPC’s control and are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include: our ability to successfully complete the acquisition of Hess Retail Holdings LLC and to integrate the acquired retail operations and achieve the strategic and other expected objectives relating to the proposed acquisition, including any expected synergies; changes to the expected construction costs of the Southern Access Extension pipeline; volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; our ability to successfully implement growth opportunities; impacts from our repurchases of shares of MPC common stock under our share repurchase authorizations, including the timing and amounts of any common stock repurchases; state and federal environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard; other risk factors inherent to our industry; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2013, filed with the Securities and Exchange Commission (SEC). In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here or in MPC’s Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPC’s Form 10-K are available on the SEC website, MPC’s website at http://ir.marathonpetroleum.com or by contacting MPC’s Investor Relations office.

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
(In millions, except per-share data)	2014	2013	2014	2013
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$26,844	$25,677	$50,129	$49,007
Income from equity method investments	57	7	92	7
Net gain on disposal of assets	11	1	12	2
Other income	21	18	45	32

Total revenues and other income	26,933	25,703	50,278	49,048
Costs and expenses:
Cost of revenues (excludes items below)	23,096	22,320	43,636	42,354
Purchases from related parties	130	79	289	151
Consumer excise taxes	1,599	1,596	3,114	3,054
Depreciation and amortization	325	302	645	589
Selling, general and administrative expenses	316	358	662	607
Other taxes	98	88	202	177

Total costs and expenses	25,564	24,743	48,548	46,932

Income from operations	1,369	960	1,730	2,116
Net interest and other financial income (costs)	(48)	(45)	(94)	(93)

Income before income taxes	1,321	915	1,636	2,023
Provision for income taxes	457	316	565	694

Net income	864	599	1,071	1,329
Less: Net income attributable to noncontrolling interests	9	6	17	11

Net income attributable to MPC	$855	$593	$1,054	$1,318

Per-share data
Basic:
Net income attributable to MPC per share	$2.97	$1.84	$3.63	$4.03
Weighted average shares:(a)	287	322	290	326
Diluted:
Net income attributable to MPC per share	$2.95	$1.83	$3.60	$4.01
Weighted average shares:(a)	289	324	292	328
Dividends paid	$0.42	$0.35	$0.84	$0.70

(a)	The number of weighted average shares for the periods ended June 30, 2014, reflects the impact of our share repurchases.

Supplemental Statistics (Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
(In millions)	2014	2013	2014	2013
Income from Operations by Segment
Refining & Marketing	$1,260	$903	$1,622	$2,008
Speedway	94	123	152	190
Pipeline Transportation	81	58	153	109
Items not allocated to segments:
Corporate and other unallocated items	(61)	(64)	(128)	(131)
Pension settlement expenses	(5)	(60)	(69)	(60)

Income from operations	1,369	960	1,730	2,116
Net interest and other financial income (costs)	(48)	(45)	(94)	(93)

Income before income taxes	1,321	915	1,636	2,023
Income tax provision	457	316	565	694

Net income	864	599	1,071	1,329
Less: Net income attributable to noncontrolling interests	9	6	17	11

Net income attributable to MPC	$855	$593	$1,054	$1,318

Capital Expenditures and Investments(a)
Refining & Marketing	$235	$134	$413	$1,554
Speedway	44	76	76	112
Pipeline Transportation	64	41	194	131
Corporate and Other(b)	20	32	51	60

Total	$363	$283	$734	$1,857

(a)	The six months ended June 30, 2013, includes the acquisition of the Galveston Bay refinery and related assets, comprised of total consideration, excluding inventory and other current assets, plus assumed liabilities. Total consideration includes the base purchase price and a fair-value estimate of $600 million for the contingent consideration.
(b)	Includes capitalized interest.

Supplemental Statistics (Unaudited) (continued)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
MPC Consolidated Refined Product Sales Volumes (thousands of barrels per day (mbpd))(a)(b)	2,153	2,135	2,059	2,016
Refining & Marketing (R&M) Operating Statistics(b)
R&M refined product sales volumes (mbpd)(c)	2,145	2,125	2,048	2,004
R&M gross margin ($/barrel)(d)	$16.02	$13.11	$15.28	$14.14
Crude oil capacity utilization (percent)(e)	98	99	91	96
Refinery throughputs (mbpd)(f):
Crude oil refined	1,674	1,690	1,563	1,562
Other charge and blendstocks	158	174	178	206

Total	1,832	1,864	1,741	1,768
Sour crude oil throughput (percent)	54	52	52	53
WTI-priced crude oil throughput (percent)	17	22	19	22
Refined product yields (mbpd)(f):
Gasoline	852	923	844	906
Distillates	610	609	562	566
Propane	37	40	36	36
Feedstocks and special products	288	240	255	212
Heavy fuel oil	27	31	28	31
Asphalt	51	54	47	50

Total	1,865	1,897	1,772	1,801
Refinery direct operating costs ($/barrel)(g):
Planned turnaround and major maintenance	$0.94	$0.73	$1.98	$0.93
Depreciation and amortization	1.39	1.28	1.47	1.35
Other manufacturing(h)	4.77	4.06	5.32	3.94

Total	$7.10	$6.07	$8.77	$6.22

R&M Operating Statistics by Region—Gulf Coast(b)
Refinery throughputs (mbpd)(i)
Crude oil refined	1,031	1,037	946	938
Other charge and blendstocks	156	157	183	184

Total	1,187	1,194	1,129	1,122
Sour crude oil throughput (percent)	67	64	64	66
WTI-priced crude oil throughput (percent)	2	11	3	9
Refined product yields (mbpd)(i):
Gasoline	500	542	494	536
Distillates	390	398	355	360
Propane	25	25	23	22
Feedstocks and special products	270	223	258	201
Heavy fuel oil	16	20	15	19
Asphalt	13	13	10	10

Total	1,214	1,221	1,155	1,148
Refinery direct operating costs ($/barrel)(g)
Planned turnaround and major maintenance	$0.57	$0.60	$2.11	$0.72
Depreciation and amortization	1.13	1.00	1.19	1.06
Other manufacturing(h)	4.77	4.01	5.28	3.68

Total	$6.47	$5.61	$8.58	$5.46

Supplemental Statistics (Unaudited) (continued)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
R&M Operating Statistics by Region—Midwest
Refinery throughputs (mbpd)(i)
Crude oil refined	643	653	617	624
Other charge and blendstocks	45	54	46	55

Total	688	707	663	679
Sour crude oil throughput (percent)	34	34	34	35
WTI-priced crude oil throughput (percent)	40	40	43	42
Refined product yields (mbpd)(i):
Gasoline	352	383	350	371
Distillates	220	211	207	206
Propane	13	15	14	14
Feedstocks and special products	60	52	47	43
Heavy fuel oil	11	11	13	12
Asphalt	38	41	37	40

Total	694	713	668	686
Refinery direct operating costs ($/barrel)(g)
Planned turnaround and major maintenance	$1.53	$0.90	$1.62	$1.22
Depreciation and amortization	1.75	1.68	1.83	1.75
Other manufacturing(h)	4.47	3.96	4.97	4.20

Total	$7.75	$6.54	$8.42	$7.17

Speedway Operating Statistics
Convenience stores at period end	1,492	1,468
Gasoline and distillate sales (millions of gallons)	806	781	1,579	1,526
Gasoline and distillate gross margin ($/gallon)(j)	$0.1282	$0.1738	$0.1220	$0.1525
Merchandise sales (in millions)	$830	$806	$1,552	$1,517
Merchandise gross margin (in millions)	$224	$212	$416	$396
Merchandise gross margin percent	27.1%	26.3%	26.8%	26.1%
Same store gasoline sales volume (period over period)	(1.5%)	0.0%	(1.1%)	0.3%
Same store merchandise sales (period over period)(k)	4.6%	4.5%	4.9%	2.8%

Pipeline Transportation Operating Statistics
Pipeline throughput (mbpd):(l)
Crude oil pipelines	1,281	1,334	1,213	1,303
Refined product pipelines	871	959	845	939

Total	2,152	2,293	2,058	2,242

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail (Speedway segment) customers.
(b)	Includes the impact of the Galveston Bay refinery and related assets beginning on the Feb. 1, 2013, acquisition date.
(c)	Includes intersegment sales.
(d)	Sales revenue less cost of refinery inputs and purchased products, divided by total refinery throughputs.
(e)	Based on calendar day capacity, which is an annual average that includes down-time for planned maintenance and other normal operating activities.
(f)	Excludes inter-refinery volumes of 43 mbpd and 37 mbpd for second quarter 2014 and 2013, respectively, and 51 mbpd and 33 mbpd for the six months ended June 30, 2014, and June 30, 2013, respectively.
(g)	Per barrel of total refinery throughputs.
(h)	Includes utilities, labor, routine maintenance and other operating costs.
(i)	Includes inter-refinery transfer volumes.
(j)	The price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees, divided by gasoline and distillate sales volumes.
(k)	Excludes cigarettes.
(l)	On owned common-carrier pipelines, excluding equity method investments.

Segment Earnings Before Interest, Taxes, Depreciation & Amortization (Segment EBITDA) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
(In millions)	2014	2013	2014	2013
Segment EBITDA(a)
Refining & Marketing	$1,524	$1,155	$2,147	$2,496
Speedway	123	150	209	244
Pipeline Transportation	100	76	191	145

Total Segment EBITDA(a)	1,747	1,381	2,547	2,885
Total segment depreciation & amortization	(312)	(297)	(620)	(578)
Items not allocated to segments	(66)	(124)	(197)	(191)

Income from operations	1,369	960	1,730	2,116
Net interest and other financial income (costs)	(48)	(45)	(94)	(93)

Income before income taxes	1,321	915	1,636	2,023
Income tax provision	457	316	565	694

Net income	864	599	1,071	1,329
Less: Net income attributable to noncontrolling interests	9	6	17	11

Net income attributable to MPC	$855	$593	$1,054	$1,318

(a)	Segment EBITDA represents segment earnings before interest and financing costs, interest income, income taxes and depreciation and amortization expense. Segment EBITDA is used by some investors and analysts to analyze and compare companies on the basis of operating performance. Segment EBITDA should not be considered as an alternative to net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Segment EBITDA may not be comparable to similarly titled measures used by other entities.

Select Financial Data (Unaudited)

(Dollars in millions)	June 30 2014	March 31 2014
Cash and cash equivalents	$2,125	$2,166
Total debt(a)	3,638	3,659
Equity	11,037	10,758
Debt-to-total-capital ratio (percent)	25	25
Shares outstanding (millions)	285	290

Cash provided from operations (quarter ended)	$878	$766

(a)	Includes long-term debt due within one year.